Exhibit 99.1

NEWS RELEASE

Contact: Kevin Olsen, CFO, kolsen@dormanproducts.com, (215) 997-1800. Visit our website at www.dormanproducts.com

Dorman Products, Inc. Reports Sales and Earnings for the First Quarter

Ended April 1, 2017

•	Q1 Sales increased 6.5% to $221.6 million

•	Q1 EPS increased 19.7% to $0.85 per diluted share

•	Q1 Operating Cash Flow increased 59.5% to $38.1 million

COLMAR, PENNSYLVANIA (May 2, 2017) – Dorman Products, Inc. (NASDAQ:DORM), a leading supplier in the automotive aftermarket, today announced record first quarter sales and EPS.

1st Quarter Financial Results

Net Sales for the first quarter ended April 1, 2017 increased $13.5 million, or 6.5%, to $221.6 million from $208.1 million for the first quarter ended 2016. Diluted Earnings Per Share for the first quarter increased 19.7% to $0.85 per share from $0.71 per share in the first quarter of 2016.

“We are pleased with our first quarter results and I want to thank all of our contributors who enabled us to deliver another very good quarter. Sales growth met our expectations and sound execution enabled us to deliver substantial bottom line leverage on the sales growth. Our New Product engine remains strong and we remain confident in our ability to deliver solid organic growth this year. In the quarter, we launched 1,290 new unique SKU’s, a 17% increase over the first quarter of 2016. In addition, while our Dorman HD Solutions offering is still a relatively small part of the overall business, we remain pleased with our progress, with sales growing 24% year over year. We continue to invest in our Complex Electronics capabilities, with sales in these lines up 20% year over year. Our outlook for the business remains positive. As a result, our previously issued full year 2017 revenue guidance remains in the mid to high single digit growth range while net income growth is expected to be in the high single to low double digit range” said Matt Barton, President and Chief Executive Officer.

Gross Profit for the first quarter increased 10.1% to $88.7 million (or 40.0% of sales) from $80.6 million (or 38.7% of sales) in the first quarter of 2016. Gross Profit Margin, on a sequential basis, remained essentially unchanged. Selling, General and Administrative Expenses for the first quarter increased 4.9% to $43.7 million (or 19.7% of sales) from $41.7 million (or 20.0% of sales) in the first quarter of 2016. Investment in new product development, variable expenses tied to growth and general wage and benefit inflation drove the year over year increases. Operating Cash Flow increased 59.5% to $38.1 million compared to $23.9 million in the same quarter last year, primarily due to higher net income and improvements in working capital in the 2017 period.

Included in the results is a $0.02 diluted earnings per share benefit from the adoption of a new accounting standard. The new standard changes the accounting treatment for income taxes related to stock based employee compensation. The amount of benefit, if any, in future quarters will vary.

Under its share repurchase program, Dorman repurchased 138.9 thousand shares of its common stock for $11.0 million at an average share price of $79.43 during the first quarter ended April 1, 2017.

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” replacement parts to the Automotive, Medium and Heavy Duty Aftermarkets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, TECHoice™, Dorman® Hybrid Drive Batteries and Dorman HD Solutions™ brand names.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the Company’s future growth rates. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, competition in the automotive aftermarket industry, concentration of the Company’s sales and accounts receivable among a small number of customers, the impact of consolidation in the automotive aftermarket industry, foreign currency fluctuations, , imposition of new taxes or duties, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
First Quarter (unaudited)	4/1/17	Pct.	3/26/16	Pct.
Net sales	$221,625	100.0	$208,148	100.0
Cost of goods sold	132,882	60.0	127,554	61.3
Gross profit	88,743	40.0	80,594	38.7
Selling, general and administrative expenses	43,701	19.7	41,663	20.0
Income from operations	45,042	20.3	38,931	18.7
Interest income (expense), net	64	0.1	(57)	0.0
Income before income taxes	45,106	20.4	38,874	18.7
Provision for income taxes	15,919	7.2	14,203	6.8
Net income	$29,187	13.2	$24,671	11.9

Diluted earnings per share	$0.85		$0.71

Weighted average diluted shares outstanding	34,479		34,734

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	4/1/17	12/31/16
Assets:
Cash and cash equivalents	$156,344	$149,121
Accounts receivable	232,924	230,526
Inventories	171,762	168,851
Prepaid expenses	2,972	3,116
Total current assets	564,002	551,614
Property, plant & equipment, net	88,836	88,436
Goodwill and other intangible assets, net	32,432	29,788
Deferred income taxes, net	13,615	12,429
Other assets	39,716	29,525
Total assets	$738,601	$711,792

Liabilities & shareholders’ equity:
Accounts payable	$71,653	$72,629
Accrued expenses and other	38,796	31,219
Total current liabilities	110,449	103,848
Other long-term liabilities	8,173	6,302
Shareholders’ equity	619,979	601,642
Total liabilities and equity	$738,601	$711,792

Selected Cash Flow Information (unaudited):

(in thousands)	13 Weeks	13 Weeks
	4/1/17	3/26/16
Depreciation, amortization and accretion	$5,005	$4,499
Capital expenditures	$5,618	$5,598